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                 ACCOUNTS RECEIVABLE PURCHASE MODIFICATION AGREEMENT

     This Accounts Receivable Purchase Modification Agreement is entered into as of July 12, 1999, by and between Perficient, Inc. (the "Seller") whose address is 7600-B North Capital of Texas Highway, Austin, Texas 78731 and Silicon Valley Bank ("Buyer"), whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to, among other documents, a Accounts Receivable Purchase Agreement, dated January 12, 1999 by and between Seller and Buyer, as may be amended from time to time, (the "Accounts Receivable Purchase Agreement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Purchase Agreement.

Hereinafter, all indebtedness owing by Seller to Buyer shall be referred to as the "Indebtedness" and the Accounts Receivable Purchase Agreement and any and all other documents executed by Seller in favor of Buyer shall be referred to as the "Existing Documents."

2.   DESCRIPTION OF CHANGE IN TERMS.

     A. MODIFICATION(S) TO ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, EFFECTIVE AS OF JULY 1, 1999.

          Add the following definitions to Section 1:

          COMPLIANCE CERTIFICATE II shall mean the certificate, attached hereto, which contains the certification of an authorized officer of Seller, that among other things, the representation and warranties in this Agreement are true and correct as is the date the certificate is delivered.

          MISSED SALES PERCENTAGE I shall have the meaning set forth in Section 3.2.

          MISSED SALES PERCENTAGE III shall have the meaning set forth in section 3.3.

          PRIME RATE means Buyer's most recently announced "prime rate", even if it is not Buyer's lowest rate.

          PROJECTED SALES means the Seller's projected cumulative monthly sales as defined on Schedule A attached hereto.

          RECEIVABLES LIMIT shall have the meaning set forth in Section 2.2.

          The last sentence of Section 2.2. shall be amended in its entirety to read as follows:

          Notwithstanding the foregoing, in no event shall the aggregate amount of all Purchase Receivables outstanding at any time exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Receivables Limit").

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          Section 3.2.  Finance Charges shall be amended in its entirety to read as follows:

          FINANCE CHARGES. On each Reconciliation Date, Seller shall pay to Buyer a finance charge. The finance charge shall be calculated based on the average daily Account Balance for the month outstanding at a per annum rate equal to the Prime Rate (the "Finance Charges") provided however, effective as of month ending September 30, 1999 and each month thereafter, if at any time Seller's actual sales are less than 85% of Projected Sales, (the "Missed Sales Percentage I") the Finance Charges shall increase to 2 percentage points above the Prime Rate for that period. Such increase in the Finance Charge shall be retroactive to the first calendar day of the month after the Missed Sales Percentage I occurs and shall remain until Seller's actual sales are greater than 85% of Projected Sales at which time the Finance Charges shall adjust to Prime Rate.

          Section 3.3. Administrative Fee shall be amended in its entirety to read as follows:

          ADMINISTRATIVE FEE. On each Reconciliation Date Seller shall pay to Buyer an Administrative Fee equal to .25% (the "Administrative Percentage") of the face amount of each Purchased Receivable first purchased during that Reconciliation Period (the "Administrative Fee"). Buyer shall deduct the Administrative Fee from the Reserve as set forth in Section 3.5. Notwithstanding the foregoing, effective as of month ending September 30, 1999 and each month thereafter, if at any time Sellers actual sales are (i) 85 - 90% of the Projected Sales (the "Missed Sales Percentage II"), the Administrative Percentage shall increase to 1.00%. If the actual sales are less than 85% of the Projected Sales, the Administrative Percentage shall increase to 1.25%. Such increase in the Administrative Percentage shall be retroactive to the first calendar day of the month after the Missed Sales Percentage I or Missed Sales Percentage II occurs and shall remain at such percentage until Seller's actual sales are greater than such percentage.

          Add the following covenant to Section 6.2.

          (G) Seller shall provide Buyer with a Compliance Certificate II, monthly financial statements and an accounts receivable and accounts payable aging (i) on a monthly basis to be received no later than the twentieth calendar day following each calendar month, and (ii) on a more frequent or other basis if and as requested by Buyer.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. NO DEFENSES OF SELLER. Seller agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

5. CONTINUING VALIDITY. Seller understands and agrees that in modifying the existing Indebtedness, Buyer is relying upon Seller's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Accounts Receivable Purchase Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Buyer's agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Purchase Modification Agreement in no way shall obligate Buyer to make any future modifications to the Indebtedness.

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Nothing in this Accounts Receivable Purchase Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Buyer and Seller to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Buyer in writing. No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Purchase Modification Agreement. The terms of this paragraph apply not only to this Accounts Receivable Purchase Modification Agreement, but also to any subsequent Accounts Receivable Purchase modification agreements.

This Accounts Receivable Purchase Modification Agreement is executed as of the date first written above.


 SELLER:                                BUYER:

 PERFICIENT, INC.                       SILICON VALLEY BANK

 By:  /s/ John A. Hinners               By:  /s/ Illegible
    --------------------------------       -------------------------------
 Name:  John A. Hinners                 Name:  Illegible
      ------------------------------         -----------------------------
 Title:  Chief Financial Officer        Title:  Illegible
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